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                                 PROMISSORY NOTE

$250,000.00                                                      August 27, 1997


FOR VALUE RECEIVED, John E. King ("Associate"), promises to pay to Perot Systems Corporation, a Delaware corporation (the "Company"), or order, at the principal offices of the Company or at such other place as the holder of this Note may designate, the principal sum of $250,000.00, payable, along with interest calculated at eight percent per annum (8%), compounded quarterly, on or before August 27, 2000, or earlier if otherwise required pursuant to the terms of this Note. Interest will be payable when the principal becomes due, whether on August 27, 2000 or earlier under the terms of this Note.

         The Company has the right to offset amounts due under this Note against payroll payments to be made by the Company to Associate.

         This Note shall become immediately due and payable in full without notice or demand upon the earlier of (i) termination of Associate's employment with the Company for any reason, with or without cause, or (ii) six months after the expiration of any period of time for which the underwriters of the initial underwritten public offering of common stock of the Company, or of any successor company, or of stock of the type issued in exchange for any common stock of the Company pursuant to a merger or otherwise ("Common Stock"), request that the top five executive officers of the Company (as designated by the Chief Executive Officer of the Company) as a group refrain from selling, transferring, or otherwise disposing or any of their shares of Common Stock.

         Payment of this Note is secured by 50,000 vested shares of Associate's Class A common stock of the Company pursuant to a Pledge Agreement of even date herewith between the Company and Associate (the "Pledge Agreement"). The holder of this Note shall have full recourse against the Associate with respect to, and Associate shall be personally liable for, all amounts that become due under this Note. The holder of this Note shall have no obligation to proceed against or collect amounts that may be due from the Collateral prior to proceeding against Associate personally.

         Nothing in this Note shall confer upon Associate any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate such employment at any time.

         Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate (compounded annually) which is the lesser of (a) two percentage points above the rate designated from time to time by NationsBank of Texas as its prime lending rate or (b) the maximum amount permitted by law. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue until the obligation of Associate with respect to the payment of such interest has been discharged (whether before or after judgment).

         In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by Associate, then such excess sum shall be credited by the holder as a payment of principal.



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         All payments by Associate under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

         Associate agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the holder in enforcing the obligations of Associate under this Note.

         No delay or omission on the part of the holder in exercising any right under this Note or the Pledge Agreement under which the Restricted Stock is pledged shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Associate hereby waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

         This Note may be prepaid in whole or in part at any time or from time to time in the sole discretion of the holder. Any such prepayment shall be without premium or penalty.

         None of the terms or provisions of this Note may be waived, modified or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so waived, modified or amended.

         All rights and obligations hereunder shall be governed by the laws of the State of Texas. Any action to enforce the provisions of, or otherwise relating to, this Note may be brought in the appropriate courts in Dallas County, Texas.



                                              /s/ JOHN E. KING
                                             -------------------------------
                                                  John E. King